CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders
Abatix Corp.:

We consent to the incorporation by reference in registration statement No. 333-95187 on Form S-3 of Abatix Corp. of our report dated March 2, 2001 relating to the consolidated balance sheets of Abatix Corp. and subsidiaries as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flows and the related financial statement schedule for each of the years in the three year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Abatix Corp.

                                        /s/ KPMG LLP



Dallas, Texas
March 22, 2001